Free Writing Prospectus pursuant to Rule 433 dated August 16, 2023

Registration Statement No. 333-269296

Autocallable Fixed Coupon Equity-Linked Notes due

OVERVIEW

Unless your notes are called, you will receive on the applicable coupon payment date a coupon for each $1,000 face amount of your notes equal to $33 (3.3% quarterly, or up to 13.2% per annum) and the return on your notes on the stated maturity date will be based on the performance of the common stock of Moderna, Inc. from the trade date to the determination date.

Your notes will be automatically called if the closing price of the index stock on any call observation date is greater than or equal to the initial index stock price. If your notes are called, on the applicable call payment date you will receive the face amount of your notes plus the coupon then due.

The amount that you will be paid on your notes at maturity, if they have not been automatically called, in addition to the final coupon, is based on the index stock return (the percentage increase or decrease in the closing price of the index stock on the determination date from the initial index stock price).

You should read the accompanying preliminary prospectus supplement dated August 16, 2023, which we refer to herein as the accompanying preliminary prospectus supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Index stock:	the common stock of Moderna, Inc. (current Bloomberg ticker: “MRNA UW”)
Trade date:	expected to be August 21, 2023
Settlement date:	expected to be August 24, 2023
Determination date:	expected to be August 21, 2025
Stated maturity date:	expected to be August 26, 2025
Initial index stock price :	an intra-day price or the closing price of one share of the index stock on the trade date
Final index stock price :	the closing price of one share of the index stock on the determination date
Call observation dates:	expected to be February 21, 2024, May 21, 2024, August 21, 2024, November 21, 2024, February 21, 2025 and May 21, 2025
Call payment dates:	with respect to a call observation date, expected to be the immediately following coupon payment date, commencing on February 26, 2024 and ending on May 27, 2025
Coupon payment dates:	expected to be November 27, 2023, February 26, 2024, May 24, 2024, August 26, 2024, November 26, 2024, February 26, 2025, May 27, 2025 and August 26, 2025
Coupon (for each $1,000 face amount of your notes):

subject to the company’s redemption right, on each coupon payment date, for each $1,000 of the outstanding face amount, the company will pay an amount in cash equal to $33 (3.3% quarterly, or up to 13.2% per annum)

Redemption event:	a redemption event will occur if, as measured on any call observation date, the closing price of the index stock is greater than or equal to the initial index stock price
Company’s redemption right (automatic call feature):

if a redemption event occurs, then the outstanding face amount will be automatically redeemed in whole and the company will pay, in addition to the coupon then due, an amount in cash on the following call payment date, for each $1,000 of the outstanding face amount, equal to $1,000

Index stock return:	the quotient of (i) the final index stock price minus the initial index stock price divided by (ii) the initial index stock price, expressed as a percentage
Trigger buffer price:	50% of the initial index stock price
Payment amount at maturity (for each $1,000 face amount of your notes):
●
if the index stock return is greater than or equal to -50% (the final index stock price of the index stock is greater than or equal to 50% of the initial index stock price), $1,000; or
●
if the index stock return is less than -50% (the final index stock price of the index stock is less than 50% of the initial index stock price), the sum of (i) $1,000 plus (ii) the product of (a) the index stock return times (b) $1,000.

CUSIP/ISIN:	40057TVW1 / US40057TVW16
Estimated value range:	$925 and $955 (which is less than the original issue price; see accompanying preliminary prospectus supplement)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the index stock, the terms of the notes and certain risks.

HYPOTHETICAL PAYMENT AT MATURITY
The Notes Have Not Been Redeemed
Hypothetical Final Index Stock Price (as a % of the Initial Index Stock Price)	Hypothetical Payment Amount at Maturity* (as a % of Face Amount)
200.000%	100.000%
175.000%	100.000%
150.000%	100.000%
125.000%	100.000%
100.000%	100.000%
95.000%	100.000%
85.000%	100.000%
50.000%	100.000%
49.999%	49.999%
30.000%	30.000%
25.000%	25.000%
0.000%	0.000%
* Does not include the final coupon

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and preliminary prospectus supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement and preliminary prospectus supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement and preliminary prospectus supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary prospectus supplement dated August 16, 2023
•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the index stock, the terms of the notes and certain risks.

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary prospectus supplement, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary prospectus supplement, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary prospectus supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

■ The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

Market Disruption Event or a Non-Trading Day Occurs or is Continuing
■ There is No Affiliation Between the Index Stock Issuer and Us
■ You Have Limited Anti-Dilution Protection ■ We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

■ The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

■ You May Lose Your Entire Investment in the Notes

■ The Return on Your Notes May Change Significantly Despite Only a Small Change in the Price of the Index Stock

Risks Related to Conflicts of Interest

■ Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

■ Your Notes Are Subject to Automatic Redemption

■ The Coupon is Fixed and Does Not Reflect the Actual Performance of the Index Stock

■ The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

■ Your Notes May Not Have an Active Trading Market

■ If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

■ If the Market Price of the Index Stock Changes, the Market Value of Your Notes May Not Change in the Same Manner

■ We Will Not Hold Shares of the Index Stock for Your Benefit

■ You Have No Shareholder Rights or Rights to Receive Any Index Stock

■ In Some Circumstances, the Payment You Receive On the Notes May Be Based On the Securities of Another Company and Not the Issuer of the Index Stock

■ Past Index Stock Performance is No Guide to Future Performance

■ As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes

■ The Calculation Agent Can Postpone a Call Observation Date or the Determination Date, as the Case May Be, If a

■ Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

■ Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

■ You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

■ Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Issuer of the Index Stock or Other Entities That Are Involved in the Transaction

■ The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

■ Other Investors in the Notes May Not Have the Same Interests as You

Risks Related to Tax

■ Certain Considerations for Insurance Companies and Employee Benefit Plans

■ The Tax Consequences of an Investment in Your Notes are Uncertain

■ Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

■ The Return on Indexed Notes May Be Below the Return on Similar Securities

■ The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note

■ An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment

■ An Index to Which a Note Is Linked Could Be Changed or Become Unavailable

■ We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note

■ Information About an Index or Indices May Not Be Indicative of Future Performance

■ We May Have Conflicts of Interest Regarding an Indexed Note

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the index stock, the terms of the notes and certain risks.

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

■ The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.

■ The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holder

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the index stock, the terms of the notes and certain risks.